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                                                                     EXHIBIT 5.1

(214) 953-0053

                                 March 7, 1997


NEI WebWorld, Inc.
4647 Bronze Way
Dallas, Texas 75236

Gentlemen:

     We have served as counsel for NEI WebWorld, Inc., a Texas corporation (the "Company"), in connection with the Registration Statement on Form SB-2 (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, covering the sale of (i) 1,150,000 shares of common stock by the Company, (ii) 1,150,000 Common Stock Purchase Warrants; (iii) 1,150,000 shares of common stock to be issued from time to time upon the exercise of the Common Stock Purchase Warrants; (iv) 115,000 shares of common stock and 115,000 Common Stock Purchase Warrants to be issued upon the exercise of a warrant granted to the representative of the underwriters (the "Representative Warrant"); and (v) 115,00 shares of common stock to be issued from time to time upon the exercise of the Common Stock Purchase Warrants comprising a portion of the Representative's Warrant (such shares of common stock and Common Stock Purchase Warrants are collectively referred to as the "Securities").

     With respect to the foregoing, we have examined such documents and questions of law as we have deemed necessary to render the opinion expressed below. Based upon the foregoing, we are of the opinion that the Securities, when sold and delivered, will be duly and validly issued and outstanding and fully paid and nonassessable.

     We consent to the use of this opinion as Exhibit 5 to the Registration Statement and to the use of our name in the Registration Statement and in the Prospectus included therein under the heading "Legal Matters."

                                 Very truly yours,